Exhibit 99.1

NEWS RELEASE

Contacts:Dennard Rupp Gray & Easterly, LLC
Ken Dennard, Managing Partner
Jack Lascar, Partner
(713) 529-6600
Anne Pearson, Sr. Vice President
(210) 408-6321

FOR IMMEDIATE RELEASE

Hyperdynamics Signs Letter of Intent with Dana Petroleum
for Participating Interest in Guinea Oil and Gas Concession

Sugar Land, Texas, October 19, 2009 – Hyperdynamics Corporation (NYSE Amex: HDY) today announced it has signed a letter of intent with Aberdeen-based Dana Petroleum PLC (LSE: DNX) under which the two companies will negotiate the assignment of a 23 percent participating interest in Hyperdynamics’ oil and gas concession offshore the Republic of Guinea.

    The letter of intent, which is non-binding and gives Dana exclusive negotiating rights for the 23% share, calls for Dana to take a participating interest in Hyperdynamics’ concession in exchange for total consideration of U.S. $20 million.  This includes $5 million in cash payable upon execution of the definitive agreements and, where applicable, their entry into full legal effect pursuant to the laws of Guinea.  The remaining $15 million is payable at Dana’s option in either cash or newly issued ordinary shares of Dana.  It would be paid upon the conclusion by March 2010 of a review by the government of Guinea and Hyperdynamics of its 2006 Production Sharing Contract pursuant to the terms of a Memorandum of Understanding signed in September and the effectiveness of any resulting revisions or amendments. There would be no restriction on the immediate resale of these shares by Hyperdynamics.

The letter of intent with Dana contemplates that the two companies will work to sign definitive documents no later than December 31, 2009; the letter of intent otherwise terminates unless extended by further agreement.  Dana has the option to negotiate with Hyperdynamics to take up to an additional 27 percent of the concession, with consideration to be separately negotiated, if Hyperdynamics does not sign a letter of intent for a participating interest with an additional exploration and production company with the financial and technical capability to operate in deep water off the coast of West Africa by November 30, 2009.

“With a strong record of successful exploration and production activities in the North Sea and ongoing exploration in West Africa in Mauritania and Senegal, Dana is the kind of partner Hyperdynamics has been seeking to supply additional technical expertise and help us accelerate exploration of our offshore Guinea concession,” said Ray Leonard, Hyperdynamics’ President and Chief Executive Officer.

    “We intend to begin a new 2-D seismic survey at the end of this month, and we look forward to working in partnership with Dana to help us evaluate the results of the new data and select which portions of our 31,000-square-mile contract area to retain for future exploration under our Production Sharing Contract and the more recent Memorandum of Understanding with the government of Guinea,” Leonard said.

Based in Aberdeen, Scotland, Dana has both production and exploration operations in the North Sea and Egypt, as well as additional exploration activities offshore Mauritania, Morocco and Senegal.  It is traded on the London Stock Exchange, with a market capitalization of approximately U.K. 1.3 billion pounds Sterling. Dana reported that last year it produced more than 39,000 barrels of oil equivalent per day and had proved and probable reserves of 194 million barrels of oil equivalent at year-end 2008.

About Hyperdynamics
Hyperdynamics is an emerging independent oil and gas exploration and production company that is exploring for oil and gas offshore the Republic of Guinea in West Africa.  To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements
This news release and the Company's website referenced in this news release contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Hyperdynamics Corporation’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company’s reports filed with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009. The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company's expectations with respect to these forward looking statements.
HDY-IR
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